EXHIBIT 10.1

May 30, 2024

DynaResource, Inc.
222 West Las Colinas Blvd.
Suite 1910 North
Irving, TX 75039

Subject: Additional Credit Line - DynaResource and Ocean Partners

Dear Rohan,

Thank you for the discussions around the recent expansions at San Jose de Gracia and we wanted to provide you a proposal on a temporary additional credit line and hedging proposal for you and your board to consider. We understand that the expansions have put the balance sheet under some strain and we would like to find a way to help and further extend our partnership.

Our current contract comes to an end at the end of 2026 and we are keen to extend this contract with you given the excellent concentrate quality, high levels of trust built between our groups and extremely professional working relationship and attitude between our groups.

Our proposal would be as follows:

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OP to provide a temporary additional credit line (the “TACL”) in the form of a one- time amount of US$4.00 million due and payable November 30, 2024 (or earlier at the Company’s option). Interest to accrue at the same rate as the Revolving Credit Line (“RCL”) which currently has approximately US$8.25M outstanding. Once repaid the TACL may not be redrawn. The RCL may be redrawn once paid in full and the RCL shall be increased to US$12.5M after November 30, 2024 and the repayment of the RCL and TACL.
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The TACL proceeds must be used to pay the March, April and May RCL installments totaling $1,462,500. The balance of amounts to be used on projects agreed by the Board of Directors of DynaResource.
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The current concentrate contract is extended until December 31, 2028 with the contract to automatically extend annually on an evergreen basis, thereafter unless written notice is given by either party no later than 365 days before the date of termination. I.E., if either party wishes to terminate the contract (which cannot be any earlier than December 31, 2027), notice would need to be given by January 1, 2028 otherwise the contract would extend through December 31, 2029 with this process repeated annually until one party provides notice to terminate. On a change of control event, if DynaResource is unable to meet the notice requirements or if it is before the extension date of December 31, 2028, then DynaResource, Inc. may terminate the contract early and will pay Ocean Partners an early termination fee of Two Million Dollars ($2,000,000.00) with notice being effective on the payment of the termination fee and any outstanding loan amounts.
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OP to provide DynaResource a put option to sell OP up to US$9.00 million of DynaResource shares at a strike price equivalent to the Golden Post private placement and the management share grant related to 2023 bonuses, expected to be approximately $1.62 per share, not exercisable before November 1, 2024, expiring November 30,

Ocean Partners Holdings Limited

The Pearce Building, 3rd Floor, West Street, Maidenhead, Berkshire, SL6 1RL UK

Telephone : +44 1628 644060 Fax : +44 1628 644070

Registered in England : No 5171663 VAT Number : GB 849 7393 65

2024. These shares, if exercised, may not be sold by Ocean Partners within 180 days of exercise except in the case of a takeover bid accepted by DynaResource.
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Golden Post agrees to waive its anti-dilution rights on the put option.
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If any amounts over $4.00M are exercised under the put option, the amount of the RCL available shall reduce on a dollar-for-dollar basis.
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OP to offer DynaResource a margin free hedging facility to forward price payable gold ounces using market rate futures or options of up to 10,000 payable ounces of gold to be sold in concentrate form in no longer than six months duration and to be no more than 80% of the estimated payable gold sales during that period. Any pricings completed shall be subject to a 1/8 of 1% commission to cover OP’s broker and line costs.
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OP to receive a first ranking security charge over DynaMéxico IVA claims to cover outstanding amounts under the RCL and TACL.
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Due to practicality reasons related to security and the put option, the Advance Credit Line shall no longer be available and the regular US$12.5 RCL (limit subject to exercise of the put option above $4.00M) shall be the remaining credit line available for DynaResource going forward.
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Proposal is subject to the approval of the board of directors of OP and DynaResource.
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Proposal is subject to formal documentation.

We very much look forward to continuing our excellent working partnership we have developed and hope to be doing so for many years to come.

Kind regards,

Ocean Partners Holdings Limited

Brent Omland

Director and Co-CEO

Acceptance of the above terms and conditions.

`

/s/ Rohan Hazelton ______________

DynaResource Inc.

Rohan Hazelton

President and CEO

Ocean Partners Holdings Limited

The Pearce Building, 3rd Floor, West Street, Maidenhead, Berkshire, SL6 1RL UK

Telephone : +44 1628 644060 Fax : +44 1628 644070

Registered in England : No 5171663 VAT Number : GB 849 7393 65